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                                                                     EXHIBIT 7.3


                            SHARE EXCHANGE AGREEMENT


ENTERED INTO AT MONTREAL, PROVINCE OF QUEBEC, ON NOVEMBER 8, 2000;


AMONG: OZ.COM, a corporation incorporated under the laws of the State of California, United States of America, having its principal place of business in Reykjavik, Iceland, (the "PURCHASER");


AND: ERICSSON CANADA INC., a corporation incorporated under the laws of Canada, having its registered office in Montreal, Quebec, ("ERICSSON");


WITNESSETH:

WHEREAS Ericsson owns 31 Common Shares in the capital stock of MCE Holding Corporation, a corporation incorporated under the laws of the State of Delaware, United States of America, having its head office in the State of Delaware, ("USCO");

WHEREAS Ericsson wishes to sell to the Purchaser all the Common Shares held by it in the capital stock of UsCo;

WHEREAS the Purchaser wishes to purchase all the Common Shares held by Ericsson in the capital stock of UsCo; and

WHEREAS UsCo owns of all the issued and outstanding shares of the capital of 3044016 Nova Scotia Company, an unlimited liability company incorporated under the laws of Nova Scotia, having a place of business in Montreal, Quebec, Canada, ("NEWCO CANADA");

WHEREAS this Agreement and the Share Exchange Agreement between Purchaser and Microcell Capital II Inc. of even date herewith are intended to constitute a plan of reorganization within the meaning of the United States Internal Revenue Code.


NOW THEREFORE the parties hereto hereby covenant and agree as follows.

                                   ARTICLE 1

                         DEFINITIONS AND INTERPRETATIONS

1.1 DEFINITIONS - As used in this Agreement, the following terms have the following meaning:

         1.1.1 "AGREEMENT" means this Share Exchange Agreement including its recitals, its Schedules and all written instruments supple-mental hereto signed by all the parties hereto, and any amendment or confirmation hereof;

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         1.1.2    "BOOKS AND RECORDS" means all books, records, files and
                  documentation, including without limitation, originals of statements, books, ledgers, records, financial records and accounting records;

         1.1.3 "BUSINESS DAY" means any day, other than a Saturday, Sunday, or other day on which the majority of the branches of the principal commercial banks located in Montreal, Quebec are not open for business during normal banking hours;

         1.1.4 "CLOSING DATE" means the date of this Agreement, and "Closing" means the completion of all the transactions contemplated hereby at the time of closing on the Closing Date;

         1.1.5 "CLOSING PLACE" means the offices of Stikeman, Elliott in Montreal, Quebec;

         1.1.6 "GOVERNMENTAL BODY" means (i) any domestic or foreign national, federal, provincial, state or municipal or other local government or body, (ii) any international or multilateral body, (iii) any subdivision, agent, commission, board, instrumentality or authority of any of the foregoing governments or bodies, (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing governments or bodies, or (v) any domestic, foreign, international, multilateral, or multinational judicial, quasi-judicial, arbitration or administrative court, tribunal, commission, board or panel;

         1.1.7    "LAWS" means :

                  (a) all applicable constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulations, and municipal by-laws, whether domestic, foreign or international;

                  (b) all judgments, orders, injunctions, decisions, rulings, decrees, and awards of any Governmental Body; and

                  (c)      all provisions of the foregoing;

                  in each case binding on the party or Person referred to in the context in which such word is used; and "Law" means any one of them;

         1.1.8 "LIENS" means (i) all hypothecs, mortgages, pledges, privileges, liens, security interests, transfers of property in stock, security granted under the Bank Act (Canada), charges, leases, occupation rights, restrictive covenants, title defects and other encumbrances or rights of others of any nature whatsoever or however arising, and (ii) all actions, claims or demands of any nature whatsoever or howsoever arising; and "Lien" means any one of them;

         1.1.9 "OZ.COM SHARES" means 5,069,271 fully paid and non-assessable shares of the Common Stock of the Purchaser issued to Ericsson pursuant to this Agreement;

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         1.1.10   "PARTIES" means Ericsson and the Purchaser and "Party" means any one of them;

         1.1.11 "PERSON" means an individual, a corporation, a partnership, a trustee or any unincorporated organization;

         1.1.12   "PURCHASED SHARES" as the meaning ascribed thereto in Section
                  2.1;

         1.1.13 "TAXES" means all taxes (including without limitation, income, corporation, capital, value added, sales, withholding, franchise, profits, gross receipts, excise, property, stamp, transfer, land transfer, water, business and goods and services taxes), imposts, duties, levies, deductions, withholdings, charges, assessments, reassessments or fees of any nature (including, without limitation, interest, penalties and additions) that are imposed by any relevant taxing authority; and "Tax" means any one of them;

1.2 APPLICABLE LAW - This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be construed and governed by, the laws of the Province of Quebec and the laws of Canada applicable therein.

1.3 CURRENCY - In this Agreement, all money amounts are expressed in United States dollars unless otherwise provided.

1.4 RECITALS AND SCHEDULES - The recitals and the Schedules hereto form an integral part of this Agreement. The Schedules to this Agreement are:

         4.4      Authorized and issued capital of the Purchaser

         4.6      Form 10 - SB

         5.3.2    Shareholder Agreement

1.5 HEADINGS - The titles and headings in this Agreement are solely for reference and shall not affect the scope, intention or interpretation of the provisions hereof.

1.6 GENDER - In all cases where the context of this Agreement requires or permits same, the singular shall include the plural and the masculine shall include the feminine.

1.7 ENTIRE AGREEMENT - This Agreement, and the agreements and other documents to be delivered pursuant hereto, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth herein and, the other documents to be delivered pursuant hereto.

1.8 SEVERABILITY - Each provision of this Agreement shall be interpreted separately and the nullity of any provision of this Agreement shall not render the remaining parts of the Agreement null.

1.9 WAIVER - No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of

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         any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

1.10     TIME - shall be of the essence of this Agreement.

1.11 ACCOUNTING PRINCIPLES - Accounting terms not otherwise defined herein have the meaning ascribed thereto under generally accepted accounting principles in the United States of America.

                                   ARTICLE 2

                                PURCHASE AND SALE

2.1 PURCHASE AND SALE - Upon and subject to the terms and conditions hereof, Ericsson hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from Ericsson 31 Common Shares of the capital stock of UsCo (the "PURCHASED SHARES").

2.2 CONSIDERATION - As consideration for the purchase of the Purchased Shares, the Purchaser shall issue and deliver to Ericsson the OZ.COM Shares, at Closing.

                                   ARTICLE 3

                   WARRANTIES AND REPRESENTATIONS OF ERICSSON

         Ericsson warrants and represents to the Purchaser as follows and acknowledges that the Purchaser is relying upon such representations and warranties in connection with the purchase by the Purchaser of the Purchased Shares and that the Purchaser would not have entered into this Agreement without the full benefit of such warranties and representations.

3.1 CORPORATE STATUS - UsCo is a corporation duly incorporated, organized and validly subsisting under the laws of the State of Delaware. UsCo is in good standing under the laws of each jurisdiction in which it is carrying on business or in which it owns or holds property of a material nature, and UsCo has all necessary power and authority to own, lease and operate its property.

3.2 SUBSIDIARIES - UsCo owns one hundred percent (100%) of the issued and outstanding capital stock of Newco Canada. UsCo presently neither owns nor controls, directly or indirectly, any interest in any other corporation, association or other business entity. Newco Canada is an unlimited liability company duly organized, validly existing and in good standing under the laws of the Province of Nova Scotia, Canada and has all requisite power and authority to carry on its business as now conducted and as proposed to be conducted. Newco Canada is duly qualified to transact business and is in good standing in each jurisdiction in which it owns or holds property of a material

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         nature, and UsCo has all necessary power and authority to own, lease and operate its property.

3.3 POWERS AND AUTHORIZATIONS - Ericsson has the capacity, power and authority and full legal right to enter into and execute this Agreement and to perform all of its obligations hereunder; Ericsson has taken all necessary action to authorize the execution of this Agreement on its behalf by its officers, directors and shareholders and to authorize the performance of all of its obligations hereunder; this Agreement has been duly executed by a duly authorized person on behalf of Ericsson and this constitutes valid and legally binding obligations of Ericsson enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

3.4 AUTHORIZED AND ISSUED CAPITAL - The authorized and issued capital stock of UsCo consists of a limited number of 1,000 Common shares, per value of $0.01 per share and of a limited number of 1,000 Preferred Shares, per value of $0.01 per share, of which 100 Common Shares are issued and outstanding, fully-paid and non-assessable. The authorized and issued capital stock of Newco Canada consists of a limited number of 1,000,000 Common Shares without nominal value and 1,000,000 Preferred Shares without nominal value of which 100 Common Shares are issued and outstanding, fully-paid and non-assessable. All of the issued and outstanding shares of Newco Canada are registered in the books of Newco Canada and beneficially owned by UsCo.

3.5 TITLE TO PURCHASED SHARES - Ericsson shall transfer to the Purchaser good and valid title to such Purchased Shares, free and clear of all Liens.

3.6      NO OPTIONS - To Ericsson's knowledge there is no:

                  (a) outstanding security convertible or exchangeable into any share or shares of the capital stock of UsCo or Newco Canada;

                  (b) outstanding subscription, option, warrant, call, commitment or agreement obligating UsCo or Newco Canada to issue any share or shares of its capital stock or any security of any class or kind or which in any way relate to the authorized or issued capital stock of UsCo or Newco Canada;

                  (c) agreement (other than this Agreement) that grants to any Person the right to purchase or otherwise acquire any share or shares issued and outstanding of the capital stock of UsCo or Newco Canada; or

                  (d) voting trust, voting agreement, pooling agreement or proxy with respect to any Purchased Shares or the outstanding capital stock of Newco Canada.

3.7 CORPORATE RECORDS - The minute books of UsCo and Newco Canada are complete and accurate, and contain copies of all by-laws and resolutions passed by its stockholders and directors since the date of its incorporation; all of which by-laws and resolutions have been duly passed.

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         The share certificate books, registers of stockholders, registers of transfers and registers of directors are complete and accurate.

3.8 APPROVALS AND COMPLIANCE - No consent, notification or approval of any regulatory authority or agency having any jurisdiction over Ericsson or over the property, rights and assets of Ericsson or of any party to any agreement which Ericsson is a party or by which any of its property, rights or assets are bound or affected, is required to be obtained in connection with the execution of this Agreement and all ancillary documents hereto or in connection with the performance of Ericsson's obligations thereunder; the execution of this Agreement and all ancillary documents hereto and the performance of the obligations hereunder or thereunder by Ericsson is not and will not be in contravention or in conflict with its constating documents, by-laws or the resolutions of its directors or stockholders nor with the provisions of any indenture, mortgage, lease, agreement, statute, regulation, judgment, decree or order to which Ericsson or UsCo is a party or by which it or any of its property, rights or assets are bound or affected.

3.9 ABSENCE OF CONFLICTING AGREEMENTS ETC. - Save and except as may result from the identity of the Purchaser or its attributes or actions, the execution and performance of this Agreement as well as of all the documents relating thereto shall not (i) place Ericsson in a situation of default under any agreement, contract or obligation of any kind,
         (ii) result in the creation of, or require the creation of any Lien upon the Purchased Shares, (iii) result in the termination, cancellation, modification, amendment, or renegotiations of any contract, agreement, indenture, instrument or commitment to which the Purchased Shares are subject, or (iv) to the knowledge of Ericsson, give to any Person the right to terminate, cancel, modify, amend, vary or renegotiate any contract, agreement, indenture, instrument or commitment to which UsCo or Newco Canada is a party.

3.10 RESIDENCE OF ERICSSON - Ericsson is a resident of Canada within the meaning of the Income Tax Act (Canada).

3.11 ADHERENCE TO LAWS, REGULATIONS AND CONTRACTS - Ericsson, UsCo and Newco Canada have complied and continue to comply with all applicable Laws, the non-compliance with which would have a materially adverse effect on UsCo or Newco Canada.

3.12 BROKER'S COMMISSION - None of Ericsson, or to the knowledge of Ericsson, UsCo or Newco Canada has entered into any agreement that would entitle any Person to make any valid claim against the Purchaser for a broker's commission, finder's fee or any like payment in respect of the purchase and sale of the Purchased Shares or any other transaction contemplated by this Agreement.

3.13 VALUE OF THE OZ.COM SHARES - Ericsson has received and reviewed to Ericsson's satisfaction such documents and corporate and financial records of the Purchaser, and has had answered all questions with regard thereto that Ericsson deemed necessary or appropriate to evaluate the business, operations and assets of the Purchaser and the value of its Common Stock. Ericsson acknowledges that it is basing its valuation of the OZ.COM shares solely on its review of (i) the information provided to it by Purchaser as described in the preceding sentence, and (ii) Purchaser's representations and warranties set forth in this Agreement and the other documents, instruments and agreements between Ericsson and Purchaser executed in connection herewith. Such valuation has

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         not been based on any oral representations of the value of OZ.COM shares made by Purchaser or any officer employee, representative or agent of Purchaser.

3.14 INVESTMENT REPRESENTATIONS - The OZ.COM Shares to be issued to Ericsson pursuant to the terms of this Agreement have not been registered under the Securities Act of 1933, as amended (the "1933 ACT"), or registered or qualified under applicable state securities or "Blue Sky" laws, and, therefore, the OZ.COM Shares cannot be reoffered and resold unless either the reoffer and resale thereof are subsequently registered and qualified under the 1933 Act and said Blue Sky laws or an exemption from such registration and qualification is available. Ericsson has such knowledge and experience in financial and business matters that it is capable of evaluating the risks of an investment in Purchaser. The Purchaser has no intention of registering or qualifying under the 1933 Act Ericsson' reoffer and resale of any of the OZ.COM Shares and no exemption from registration or qualification may be available under the 1933 Act or such Blue Sky laws to Ericsson at the time it wishes to dispose of such OZ.COM Shares accordingly, Ericsson may have to bear the economic risk of holding the OZ.COM Shares for an indefinite period of time. Further, Ericsson is acquiring the OZ.COM Shares for investment purposes only for Ericsson' own accounts, and not on behalf of any other person nor with a view to, or for resale in connection with any distribution thereof. Ericsson understands that the certificates representing the OZ.COM Shares will be stamped with a legend substantially in the following form:

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

3.15 TRUE AND COMPLETE REPRESENTATIONS AND WARRANTIES - The representations and warranties of Ericsson contained in this Agreement are true, accurate and complete in all material respects and there has been no omission by Ericsson to state any fact necessary to make the statements herein not misleading.

                                   ARTICLE 4

                 WARRANTIES AND REPRESENTATIONS OF THE PURCHASER

         The Purchaser warrants and represents to Ericsson as follows and acknowledges that Ericsson is relying upon such representations and warranties in connection with the sale to the Purchaser of the Purchased Shares and that Ericsson would not have entered into this Agreement without the full benefit of such warranties and representations.

4.1 CORPORATE STATUS - The Purchaser is a corporation duly incorporated, organized and is validly existing under the laws of California (United States of America) and is in good standing under the laws of each jurisdiction in which it is carrying on business or in which it owns or holds property.

4.2 CORPORATE POWERS AND AUTHORIZATIONS - The Purchaser has the corporate capacity, power and authority and full legal right to enter into and execute this Agreement and all

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         ancillary documents hereto and to perform all of its obligations thereunder. The Purchaser has taken all necessary action to authorize the execution of this Agreement and its ancillary documents on its behalf by its officers, directors and shareholders and to authorize the performance of all of its obligations thereunder; this Agreement and such ancillary documents have been duly executed by a duly authorized person on behalf of the Purchaser and this Agreement and its ancillary documents constitute valid and legally binding obligations of the Purchaser enforceable against it in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

4.3 APPROVALS AND COMPLIANCE - No consent or approval of any regulatory authority or agency having jurisdiction over the Purchaser or over the property, rights and assets of the Purchaser, of any of the Purchaser's creditors or of any Party to any agreement to which the Purchaser is a party or by which it or any of its property, rights or assets are bound or affected is required to be obtained in connection with the execution of this Agreement and all ancillary documents hereto or in connection with the performance of Purchaser's obligations thereunder; the execution of this Agreement and all ancillary documents hereto and the performance of the obligations thereunder by Purchaser is not and will not be in contravention or in conflict with the Articles, by-laws, resolutions of the Purchaser, its directors or its shareholders, or of any indenture, mortgage, lease, agreement, statute, regulation, judgment, decree or order to which the Purchaser is a party or by which it or any of its property, rights or assets are bound or affected.

4.4 AUTHORIZED AND ISSUED CAPITAL OF THE PURCHASER - The authorized, issued and outstanding capital of the Purchaser consists of 275,000,000 shares of Common Stock, of which 71,124,865 shares are issued and outstanding, and 25,000,000 shares of Preferred Stock, of which 5,000,000 shares are undesignated and 20,000,000 shares have been designated Series A Convertible Stock, 15,480,964 of which are issued and outstanding. Except as disclosed in Schedule 4.4, no share of the capital stock of the Purchaser is reserved for issuance and there is no authorized or outstanding subscription, option, warrant, call, contract, demand, commitment, convertible security or other agreement or arrangement of any character or nature whatsoever under which the Purchaser is or may become obligated to issue, sell, assign, pledge, mortgage, or otherwise transfer or encumber any shares of the capital stock of the Purchaser or by which any shareholder of the Purchaser may be required to do any of the foregoing. Purchaser warrants that the OZ.COM Shares, when issued pursuant to the terms hereof, shall constitute four percent (4%) of the "fully diluted capital" of OZ.COM as of August 30, 2000, as more particularly described on Schedule 6.4.

4.5 RECORDS - The minute books of the Purchaser are complete and accurate, and contain copies of all by-laws and resolutions passed by its stockholders and directors since the date of its incorporation; all of which by-laws and resolutions have been duly passed.

         The share certificate books, registers of stockholding registers of transfers and registers of directors are complete and accurate.

         The financial Books and Records of the Purchaser have been maintained in accordance with sound business practices and fairly, accurately and completely present and disclose in accordance with Generally Accepted Accounting Principles applied on a basis

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         consistent with prior periods and throughout the periods involved (i)
         the financial position of the Purchaser and (ii) all transactions properly reportable in the Books and Records.

4.6 BUSINESS - Attached as Schedule 4.6 is Form 10-SB, as amended and filed by the Purchaser before the U.S. Securities and Exchange Commission ("SEC"). Such Form 10-SB is the most recent Form 10-SB filed by and fairly describes the business affairs and financial position of the Purchaser as of July 21, 2000 and Purchaser has complied with the SEC requirements regarding updating of such Form 10-SB.

4.7 CONSENTS AND APPROVALS - There is no requirement for the Purchaser to make any filing with, give any notice to or obtain any license, permit, certification, registration, authorization, consent or approval of, any Governmental Body as a condition to the lawful consummation of the transactions contemplated by this Agreement.

4.8 ABSENCE OF CONFLICTING AGREEMENTS ETC. - Save and except as may result from the identity of Ericsson or its attributes or actions, the execution and performance of this Agreement as well as of all the documents relating thereto shall not (i) place the Purchaser in a situation of default under any agreement, contract or obligation of any kind, (ii) result in the creation of, or require the creation of any Lien upon the OZ.COM Shares, or (iii) give to any Person the right to terminate, cancel, modify, amend, vary or renegotiate any contract, agreement, indenture, instrument or commitment to which the Purchaser is a party.

4.9 ADHERENCE TO LAWS, REGULATIONS AND CONTRACTS - The Purchaser has complied and continue to comply with all applicable Laws, the non-compliance with which would have a materially adverse effect on the Purchaser.

4.10 INVESTMENT CANADA - The Purchaser is not a Canadian within the meaning of the Investment Canada Act.

4.11 VALID ISSUANCE OF SHARES - The board of directors of the Purchaser has duly authorized and issued to Ericsson, in accordance with all relevant and applicable corporate and securities Laws, the OZ.COM Shares, as fully paid and non-assessable.

4.12 BROKER'S COMMISSION - The Purchaser has not entered into any agreement that would entitle any Person to any valid claim against Ericsson or the Purchaser for a broker's commission, finder's fee or any like payment in respect of the purchase and sale of the Purchased Shares or any other matter contemplated by this Agreement.

4.13 VALUE OF THE PURCHASED SHARES - Purchaser has received and reviewed to Purchaser's satisfaction such documents and corporate and financial records of UsCo and Newco Canada, and has had answered all questions with regard thereto that Purchaser deemed necessary or appropriate to evaluate the business, operations and assets of the UsCo and Newco Canada and the value of its Common Stock. Purchaser is relying solely on its own evaluation and analysis in determining the value of the Purchased Shares and not on any representation of value or worth made by Ericsson, or any of its respective officers, employees, representatives or agents.

4.14 INVESTMENT REPRESENTATIONS - The offer and sale to Purchaser of the Purchased Shares have not been registered under the 1933 Act, or registered or qualified under applicable state securities or "Blue Sky" laws, and, therefore, the Purchased Shares

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         cannot be reoffered and resold unless either the reoffer and resale thereof are subsequently registered and qualified under the 1933 Act and said Blue Sky laws or an exemption from such registration and qualification is available. Purchaser may have to bear the economic risk of holding the Purchased Shares for an indefinite period of time. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the risks of an investment in UsCo. Further, Purchaser is acquiring the Purchased Shares for investment purposes only for Purchaser's own account, and not on behalf of any other person nor with a view to, or for resale in connection with any distribution thereof. Purchaser understands that the certificates representing the Purchased Shares will be stamped with a legend substantially in the following form:

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

4.15 REPRESENTATIONS AND WARRANTIES - The representations and warranties of Purchaser contained in this Agreement are true, accurate and complete in all material respects and there has been no omission by Purchaser to state any fact necessary to make the statements herein not misleading.

                                   ARTICLE 5

                                     CLOSING

5.1      CLOSING - At the time of closing on the Closing Date, Ericsson shall:

                  (a) take all necessary steps and proceedings as may be required in the opinion of the legal counsel of the Purchaser, acting reasonably, to permit the Purchased Shares to be duly and validly transferred to, and registered in the name of, the Purchaser;

                  (b) deliver to the Purchaser at the place of Closing certified copies of resolutions (in form and substance satisfactory to the Purchaser's legal counsel, acting reasonably) authorizing and approving the sale, of the Purchased Shares to the Purchaser;

                  (c) deliver to the Purchaser, the actual possession of the certificates representing the Purchased Shares, duly endorsed for transfer to the Purchaser.

5.2 CLOSING - At the time of closing on the Closing Date, the Purchaser shall:

                  (a) deliver a share certificate evidencing the OZ.COM Shares in the name of Ericsson;

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                  (b)      deliver to Ericsson at the place of Closing certified
                           copies of the resolutions of the directors of the Purchaser authorizing and approving (i) the purchase of the Purchased Shares by the Purchaser, and (ii) the issuance of the OZ.COM Shares in the capital stock of the Purchaser to Ericsson.

5.3 CONDITIONS - The purchase and sale of the Purchased Shares in accordance with the terms of this Agreement are subject to the following terms and conditions. Such condition must have been performed or complied with prior or concurrently with the execution of this
         Agreement:

         5.3.1 THIRD PARTY APPROVALS - There must have been obtained from all appropriate Persons all such approvals, consents and assurances, in order to permit the change of ownership of the Purchased Shares contemplated herein to be completed without affecting or resulting in the termination, cancellation, modification, amendment, variation or renegotiation of this Agreement;

         5.3.2 SHAREHOLDER AGREEMENT -The Shareholder Agreement in form and substance similar to the document attached hereto as Schedule
                  5.3.2 shall have been executed by all relevant parties thereto;

         5.3.3 OTHER CLOSING - Closing shall have taken place on the same date with respect to the agreement whereby Microcell Capital II Inc. sells to OZ.COM all the issued and outstanding shares it holds in the capital stock of UsCo.

                                   ARTICLE 6

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

6.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES - All the warranties and representations and covenants and agreements made and given hereunder or in any agreement contemplated hereby shall continue to have full force and effect from the date of execution hereof, notwithstanding any verification made by any of the Parties, the whole subject to the following terms and conditions:

         6.1.1 NO TIME LIMIT - All of the warranties and representations set out in Sections 3.1, 3.3, 3.4, 3.5, 4.1, 4.2, 4.4 and 4.11
                  shall continue to have full force and effect for an unlimited period of time. Also, there shall be no time limit on representations and warranties of Ericsson or the Purchaser based upon any willful misrepresentation of such nature as to constitute fraud;

         6.1.2 TIME LIMIT - All of the warranties and representations set out in Section 3.10 shall continue to have full force and effect for the periods prescribed by Law with respect to assessments and reassessments for Taxes;

         6.1.3 TIME LIMIT - Subject to Subsections 6.1.1 and 6.1.2 above, all warranties and representations set out herein shall continue to have full force and effect for a period of twenty-four (24) months from the Closing Date.

                                    ARTICLE 7

                              CLOSING ARRANGEMENTS

7.1 PLACE AND TIME OF CLOSING - The Closing of this transaction shall take place at 11:00 a.m. on the Closing Date immediately following the execution hereof, at the offices of Stikeman, Elliott in Montreal or at such time and place as may be approved in writing by the Parties hereto.

                                   ARTICLE 8

                                  MISCELLANEOUS

8.1 PRESS RELEASE - Any press release or any public announcement, statement or publicity with respect to the transaction contemplated in this Agreement shall be made only with the prior consent of the Parties unless such release or announcement is required by Law, in which case the Party required to make such release or announcement shall submit to the other Party its proposed public statement for approval of the other Party to the form, nature and extent of such disclosure, which approval shall not be unreasonably withheld.

8.2 FURTHER ASSURANCES - Each of the Party upon the request of the other Party, whether before or after the Closing, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers conveyances and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions contemplated by this Agreement.

8.3 SUCCESSORS IN INTEREST - This Agreement and the provisions hereof shall enure to the benefit of and be binding upon the Parties and their respective successors and assigns. The Purchaser and Ericsson may not assign this Agreement or any of its rights and obligations hereunder without the prior consent of the other Party.

8.4 NOTICES - Any notice, direction or other instrument required or permitted to be given hereunder shall be in writing and shall be delivered either by personal delivery or by telex, telecopier or similar telecommunication device and addressed as follows:

                  (a)      in the case of Ericsson, to it at:

                           ERICSSON CANADA INC.
                           8400 Decarie Blvd.
                           Town of Mount Royal, Quebec
                           H4P 2N2

                           Attention: General Counsel

                           Telecopier: (514) 345-7981

                  (b)      in the case of the Purchaser, to it at:

                           OZ.COM
                           Snorrabraut 54
                           IS- 105 Reykjavik
                           Iceland

                           Attention: General Counsel

                           Telecopier: (354) 535-0080

         Any notice, direction or other instrument aforesaid shall be deemed to have been given and received, if sent by telex, telecopier or similar telecommunications device on the next Business Day following receipt of such transmission or, if delivered, to have been given and received on the date of such delivery. Any Party may change its address for service by written notice given as aforesaid.

8.5 EXPENSES - Ericsson and the Purchaser shall bear and pay all costs, expenses and fees (including, without limitation, legal counsel and accounting fees and disbursements) incurred by it in connection with the preparation, execution and consummation of this Agreement and the transactions contemplated hereunder; it being understood, whether or not the transaction contemplated in this Agreement and ancillary documentation closes, Ericsson shall not be responsible and shall not assume any of the Purchaser's transaction expenses.

8.6 COUNTERPARTS - This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed an original, and such counterparts together shall constitute one and the same instrument.

8.7 NO THIRD PARTY BENEFICIARIES - Except as otherwise indicated herein, nothing in this Agreement shall confer any rights upon any Person or entity not a party or a permitted transferee of a party to this Agreement.

8.8 FAIRNESS - the parties hereby acknowledge that to their knowledge there has been no finding or determination as to the fairness of the transactions set forth herein as provided for in the California Corporations Code.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and at the place first above mentioned.


                                        ERICSSON CANADA INC.



                                        By: /s/ DAVID WILLIAMS, General Counsel
                                            ------------------------------------


                                        OZ. COM



                                        By: /s/ GUNNAR THORODSSEN
                                            ------------------------------------